Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to the Registration Statement No. 333-184392 on Form S-4 of Owens Realty Mortgage, Inc. of our report dated March 15, 2011 and March 2, 2012 (as to the restatement discussed in our report) on the financial statements of Owens Mortgage Investment Fund, a California Limited Partnership for the year ended December 31, 2010, which appears in such Amendment No. 1. We also consent to the reference to us under the heading “Experts” in such Amendment No. 1.

/s/ Perry-Smith LLP

San Francisco, California
December 18, 2012